Exhibit 10.95

AMENDMENT TO CONSULTING AGREEMENT

This AMENDMENT TO CONSULTING AGREEMENT (the “Amendment”) is made and entered into as of May 16, 2006, by and between Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Gary D. Tollefson, M.D., Ph.D., an individual residing in the State of Indiana (“Consultant”).

RECITALS

A. The Company currently engages Consultant pursuant to the terms and conditions of that certain Consulting Agreement dated April 16, 2004 (the “Consulting Agreement”).

B. The Company and Consultant desire to amend the Consulting Agreement to extend the term set forth therein and to modify the compensation arrangement set forth therein, as provided in greater detail below.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth and for other valuable consideration, the Company and Consultant hereby agree as follows:

AGREEMENT

1. Definitions. Unless otherwise defined, capitalized terms used herein shall have the meanings assigned to them in the Consulting Agreement.

2. Term. Section 2(a) of the Consulting Agreement is hereby amended and restated in its entirety to read as follows:

“Term. Consultant’s engagement with the Company shall commence on the Effective Date and shall continue for a period of thirty-six (36) months thereafter, subject to earlier termination as hereinafter provided.”

3. Consideration. Section 3(a) of the Consulting Agreement is hereby amended and restated in its entirety to read as follows:

“Compensation for Services. During the term of this Agreement, commencing April 16, 2006, Consultant shall be paid six thousand dollars ($6,000) per calendar month, payable by the tenth (10th) day of such month, pro-rated for any partial month. Such payment shall entitle the Company to two (2) Billing Days of Consultant’s time per month, at three thousand dollars ($3,000) per Billing Day. A “Billing Day” as used in this Agreement shall mean eight hours of work, not including travel time to and from the Company. In the event that Consultant incurs less than two (2) Billing Days of service in any given month, such unused time shall accrue to the credit of the Company for future use. In the event that Consultant incurs more than two (2) Billing Days of service in any given month, such excess time shall accrue to the credit of Consultant and be offset against future requirements in the Company’s discretion. However, Consultant shall obtain the prior consent of the Chief Executive Officer of the Company to provide services in excess of twenty-four (24) Billing Days per year. Consultant shall send the Company written notice of his actual time spent performing consulting services hereunder within ten (10) days following the end of each calendar quarter during the term of this Agreement. Any time spent on activities or services provided to the Company relating to Consultant’s membership on the Company’s Board of Directors or any committee thereof, if applicable, shall not be included in the calculation of Consultant’s time spent performing consulting services under this Agreement.”

4. Continuing Force and Effect. Except as herein expressly amended, modified and/or supplemented, all terms, covenants and provisions of the Consulting Agreement are and shall remain in full force and effect and all references therein to such Consulting Agreement shall henceforth refer to the Consulting Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Consulting Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been made and entered into as of the date and year first above written.

“Company”

Cortex Pharmaceuticals, Inc.

/s/ Roger G. Stoll
Roger G. Stoll, Ph.D.
President and Chief Executive Officer

“Consultant”

/s/ Gary D. Tollefson
Gary D. Tollefson, M.D., Ph.D.